Exhibit 10.1
AMENDED AND RESTATED
UNIVERSAL CORPORATION
EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

The Company hereby amends and restates the Plan, effective as of May 29, 2025.

1.Purpose.

The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain and motivate such individuals; and to provide Awards that encourage the creation of shareholder value by establishing a direct link between the achievement of designated Performance Goals (as defined below) and the incentive compensation of the designated Executive Officers.

2.Definitions.

“Award” means a cash-denominated incentive award made pursuant to the Plan.

“Award Formula” means one or more formulas or standards established by the Committee for purposes of determining an Award on the level of performance with respect to one or more Performance Goals or Performance Measures. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Award Schedule” means the Award Schedule established pursuant to Section 4.1.

“Beneficiary” means the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his or her death while a Participant or, in the absence of such designation, the Participant’s estate.

“Board of Directors” means the Board of Directors of the Company.

“Change of Control” means and shall be deemed to have taken place if:

(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) hereof; or

(b)Individuals who, as of the date an Award Schedule is established, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of offices occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Human Resources Committee of the Board of Directors.

“Common Stock” means the Common Stock of the Company. Awards under the Plan paid in Common Stock shall be awarded by the Committee under the Executive Stock Plan.

“Company” means Universal Corporation and its successors.

“Disability” means disability as defined under the Company’s long term disability plan or, if no such plan is in force at the time, as determined by the Committee.

“Economic Profit” means consolidated earnings before interest and taxes after certain adjustments minus a capital charge equal to the weighted average cost of capital times average funds employed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Executive Officer” means a person who is an executive officer of the Company or any Subsidiary for purposes of the Exchange Act.

“Executive Stock Plan” means the Universal Corporation 2023 Stock Incentive Plan, previously adopted by the shareholders at the 2023 Annual Meeting, as amended in the future, or any successor plan.

“Participant” means an Executive Officer selected from time to time by the Committee to participate in the Plan.

“Performance Goal” means the level of performance or matrix of levels of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Measure” means any metric selected by the Committee to measure Company and/or business unit performance for a Performance Period, which may include, but are not limited to, one or more or a combination of the following: net income; total shareholder return; basic or diluted earnings per share; net revenues; gross profit; earnings before interest and taxes; income before income taxes; Economic Profit; return on assets return on funds employed and return on equity; each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if so determined by the Committee, adjusted to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for Awards under the Plan and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to payment in respect of an Award.

“Plan” means this Amended and Restated Universal Corporation Executive Officer Annual Incentive Plan, as amended and restated.

“Plan Year” means the Company’s fiscal year.

“Retirement” means retirement at the Company’s normal retirement age or early retirement with the prior written approval of the Company.

“Restricted Stock” means shares of Common Stock awarded to a participant subject to forfeiture or otherwise restricted. Awards under the Plan paid in Restricted Stock shall be awarded by the Committee under the Executive Stock Plan.

“Stock Unit” means an award stated with reference to a share of Common Stock that entitles the holder to receive a payment for each Stock Unit equal to the Fair Market Value (as defined in the Executive Stock Plan) of a share of Common Stock on the date of payment. Awards under the Plan paid in Stock Units shall be awarded by the Committee under the Executive Stock Plan. At the Committee’s discretion, the Participant’s rights in Stock Units may be forfeitable or otherwise restricted and may be paid in cash, Common Stock or a combination of cash or Common Stock.

“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or an entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

3.Participation.

3.1.Participants shall be selected by the Committee from among the Executive Officers. The selection of an Executive Officer as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period.

4.Awards.

4.1.Award Schedules. With respect to each Performance Period with respect to which an Award may be earned by a Participant under the Plan, the Committee shall establish for such Performance Period an Award Schedule for each Participant. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Award Formula(s) and such other information as the Committee may determine. Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

4.2.Determination of Awards. A Participant shall be eligible to receive payment in respect of an Award only to the extent that the Performance Goal(s) for such Award are achieved and the Award Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall meet to review and determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate that amount of the Award earned by each Participant for such Performance Period based upon such Participant’s Award Formula. The Committee shall then determine the actual amount of the Award to be paid to each Participant and, in so doing, may decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. Anything in this Plan to the contrary notwithstanding, the maximum Award payable to any Participant with respect to each Plan Year (or portion thereof) contained within a Performance Period shall be $2,500,000.

4.3.Payment of Awards. At the Committee’s discretion, Awards may be paid in cash, Common Stock, Restricted Stock, Stock Units or a combination of cash, Common Stock, Restricted Stock or Stock Units. Payments shall be made as soon as practicable after the amount of the Award has been determined in accordance with Section 4.2 but in no event later than the last day such payment may be made while still qualifying for the short-term deferral exemption from Code Section 409A.

4.4.Change of Control. All Performance Goals shall be calculated, and other conditions to payment of Awards shall be deemed to be achieved or fulfilled, as of the time of a Change of Control. In the event of a Change of Control, the Company shall promptly pay each Participant an amount equal to the greater of (A) the annual bonus the Participant would have earned under the Plan in effect on the date of the Change of Control using the Award Formula in effect for the Participant on such date, paid on a pro rata basis based on the percentage of the fiscal year completed as of the date the Change of Control occurred, and (B) 100% of the Participant’s target bonus opportunity in effect on the date of the Change of Control. In addition, if at the time of a Change of Control there has been no determination or payment of an Award for the preceding Performance Period, the Company shall pay to each individual who was a Participant with respect to such prior Performance Period the full amount to which he or she would have been paid for such Performance Period and without reduction in Award payments for factors other than performance factors. Payments under this Section 4.4 shall be made not later than ten (10) days following the Change of Control.

4.5.Recoupment. If the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company, then the Committee may cause any Award to be forfeited in part or in whole or the Company may seek a recoupment of payments made under the Plan in part or in whole. In the event of a material restatement of financial statements, the Committee may cause any Award to be forfeited in part or in whole or the Company may seek a recoupment of payments made under the Plan in part or in whole. In addition, the Committee may cause any Award to be forfeited in part or in whole or the Company may seek a recoupment of payments made pursuant to the Plan in part or in whole in the event of the Participant’s ethical misconduct. In addition, any Award shall be subject to any recoupment policy the Company may adopt to conform to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law.

5.Termination of Employment.

5.1.Termination of Employment. Except as otherwise determined by the Committee or as otherwise provided in Section 4.4 or Section 5.2, no Award with respect to a Performance Period will be payable to any Participant who is not an employee of the Company on the last day of such Performance Period.

5.2.Death, Disability or Retirement. In the event that a Participant dies or his or her employment is terminated by reason of Disability or Retirement after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant (or, in the event of death, to the Participant’s Beneficiary or estate) a prorated amount equal to the Award payment that the Committee determines would have been paid to the Participant pursuant to Section 4.3, based on the performance for the entire Performance Period, had his or her employment continued, multiplied by a fraction, the numerator of which is the number of completed calendar months of employment during the Performance Period and the denominator of which is twelve.

6.Administration.

6.1.In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

6.2.Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

6.3.Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

6.4.Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to decisions regarding Plan eligibility or the amount, timing or other material terms of Awards.

6.5.Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

6.6.Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

7.Miscellaneous.

7.1.Nonassignability. No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

7.2.Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

7.3.Amendment or Termination of the Plan. The Plan may be amended or terminated by the Committee in any respect except that no amendment may be made after the date on which an Executive Officer is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant.

7.4.Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.5.Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

7.6.Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

7.7.Limits of Liability. Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

7.8.No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

7.9.Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

7.10.Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term, or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

7.11.Applicable Law. The Plan will be governed by the laws of the Commonwealth of Virginia, as determined without regard to the conflict of law principles thereof.

7.12.Section 409A. The Company shall not be liable to any Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any Award or payment to be made under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Sections 409A of the Code.